UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Booz Allen Hamilton Holding Corporation
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Commencing on June 13, 2019, the Company sent the following message to shareholders who elected to receive their materials electronically and also included it on the Company’s custom voting site at www.proxyvote.com.

Message from the Chairman and CEO

A year ago, Booz Allen Hamilton introduced ambitious three-year financial goals as part of our Investment Thesis. We said our strong market position, at the intersection of consulting, mission, and technology, would enable continued success and drive 50 percent growth in adjusted diluted earnings by fiscal year 2021. In the year that closed on March 31st, we outperformed our own expectations, underscoring that we are in the pay-off period for our Vision 2020 growth strategy.

For the full fiscal year 2019, we achieved record revenue, historically high profit margins, and record earnings. The business was run exceptionally well in a very good market, thanks to the efforts of hundreds of leaders across the country and the world.

Today, the future of our firm is bright. Government and commercial clients are looking to gain value from existing technology and to understand what tomorrow’s technology will be able to do for them in the future. Booz Allen is perfectly positioned to partner with them, because for years we have invested in the talent and capabilities that are in highest demand.

Thank you for your continued support of this 105-year-old institution and the more than 26,000 people who make it their professional home. As an industry leader, we strive to earn your trust and confidence each day.

Ralph W. Shrader, Ph.D.	Horacio D. Rozanski
Chairman of the Board	President and Chief Executive Officer